EXHIBIT 99.1

         ATG Announces Preliminary Third-Quarter 2004 Results

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Oct. 6, 2004--ATG (Art Technology Group, Inc., NASDAQ: ARTG) today announced preliminary financial results for the third quarter ended September 30, 2004. Based on current financial data, total revenues for the third quarter of 2004 are expected to be in the range of $17.0 million to $17.5 million, compared with total revenues for the second quarter of 2004 of $14.3 million and total revenues of $16.0 million for the third quarter of 2003. ATG expects to report sequential revenue growth in the third quarter of 2004, due primarily to a multi-million dollar contract that the company originally expected to close in the second quarter of 2004.
    ATG currently expects that its total operating expenses and total cost of revenues for the third quarter will be in the range of $17.5 million to $18.0 million, an improvement from total operating expenses and total cost of revenues of $18.6 million in the second quarter of 2004. ATG's closing balance of cash, cash equivalents and marketable securities at September 30, 2004 was $29.7 million.
    ATG anticipates that it will be near break-even for the third quarter of 2004, in accordance with accounting principles generally accepted in the United States (GAAP).
    ATG expects to report its third-quarter 2004 financial results on October 21, 2004.

    ABOUT ATG

    ATG (Art Technology Group, Inc., NASDAQ: ARTG) delivers innovative software to help high-end consumer-facing companies create a richer, more adaptive interactive experience for their customers and partners online and via other channels. ATG has delivered category-leading e-business solutions to many of the world's best-known brands including A&E Networks, American Airlines, AT&T Wireless, Best Buy, Fidelity Investments, France Telecom, Friends Provident, Hewlett-Packard, InterContinental Hotels Group, Kingfisher, Merrill Lynch, Neiman Marcus, Philips, Procter & Gamble, Target, US Army, US Federal Aviation Administration, Warner Music, and Wells Fargo. The company is headquartered in Cambridge, Massachusetts, with additional locations throughout North America, Europe, and Asia. For more information about ATG, please visit www.atg.com.

    This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause ATG's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such statements include, but are not limited to, those regarding the company's expected financial results for the third quarter of 2004 or any quarters thereafter, its ability to recognize the revenue associated with the delayed transaction specified above, the Company's ability to improve its bottom line and achieve profitability in the second half of 2004; the Company's ability to forecast the overall business climate; the effect of weakened or weakening economic conditions or perceived conditions on the level of spending by customers and prospective customers for ATG's software and services; financial and other effects of cost control measures; customization and deployment delays or errors associated with ATG's products; the result of longer sales cycles for ATG's products; satisfaction levels of customers regarding the implementation and performance of ATG's products; ATG's need to maintain and enhance business relationships with systems integrators and other parties who may be affected by changes in the economic climate; ATG's abilities to attract and maintain qualified executives and other personnel and to motivate employees; activities by ATG and others related to protection of intellectual property; and release of competitive products and other activities by competitors. Important risk factors affecting ATG's business generally may be found in their periodic reports and registration statements filed with the Securities and Exchange Commission at www.sec.gov. Risk factors related to the subject matter of this press release include the effect of weakened or weakening economic conditions or perceived conditions on the level of spending by customers and prospective customers for ATG's software and services; the result of longer sales cycles for ATG's products and ATG's ability to conclude sales based on purchasing decisions that are delayed; and potential adverse financial and other effects of litigation and the release of competitive products and other activities by competitors. ATG undertakes no obligation to update any of the forward-looking statements after the date of this press release.

    (C) 2004 ATG and Art Technology Group are registered trademarks of Art Technology Group, Inc. All other product names, service marks, and trademarks mentioned herein are trademarks of their respective owners.

    CONTACT: ATG
             Ed Terino, 617-386-1005
             eterino@atg.com
             or
             Jerry Sisitsky, 617-386-1158
             jsisitsk@atg.com